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                                                                    Exhibit 10-1


               AMENDMENT NO. 2 TO THE LOAN AND SECURITY AGREEMENT
                          DATED AS OF JANUARY 31, 2002
              AMONG LASALLE BANK NATIONAL ASSOCIATION, AS A LENDER
                    AND AS AGENT FOR THE LENDERS, THE LENDERS
                        AND COBRA ELECTRONICS CORPORATION


     THIS AMENDMENT NO. 2 (this "Amendment") is made as of the 18th day of February, 2003 to the Loan and Security Agreement dated January 31, 2002 (as amended from time to time, the "Loan Agreement"); unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement among Cobra Electronics Corporation ("Borrower"), LaSalle Bank National Association as agent ("Agent") for itself (in its individual capacity, "LaSalle") and the other Lenders from time to time party thereto.

     WHEREAS, Borrower has requested that Agent and Lenders amend certain of the financial covenants in the Loan Agreement and Agent and Lenders have agreed to do so subject to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants herein contained, and such other consideration as the parties mutually agree, the parties hereto agree as follows:

     1. Amendment. Borrower, Agent and Lenders agree to amend the Loan Agreement as follows:

     (a) The second sentence of Section 3(a) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

     Until Borrower achieves EBIT greater than or equal to $5,000,000 for the twelve (12) month period ending on any testing date set forth in Section 14(b) of the Loan Agreement, and in no event earlier than March 31, 2004, Borrower shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee equal to (i) two percent (2.00%) per annum on the aggregate undrawn face amount of all standby Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month and (ii) one and one-quarter percent (1.25%) per annum on the face amount of each documentary Letter of Credit, which fee shall be payable in arrears on the last Business Day of each month. Upon Borrower's achievement of EBIT greater than or equal to $5,000,000 for the twelve (12) month period ending on any testing date set forth in Section 14(b) of the Loan Agreement, and in any event after March 31, 2004, Borrower shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee equal to (i) one and three-quarters percent (1.75%) per annum on the aggregate undrawn face amount of all standby Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last


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     Business Day of each month and (ii) one percent (1%) per annum on the face amount of each documentary Letter of Credit, which fee shall be payable in arrears on the last Business Day of each month

     (b) Section 4(a)(i) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

          (i) until Borrower achieves EBIT greater than or equal to $5,000,000 for the twelve (12) month period ending on any testing date set forth in
     Section 14(b) of the Loan Agreement, and in no event earlier than March 31, 2004, the Prime Rate in effect from time to time and after Borrower achieves EBIT greater than or equal to $5,000,000 for the twelve (12) month period ending on any testing date set forth in Section 14(b) of the Loan Agreement, one quarter of one percent (.25%) per annum less than the Prime Rate in effect from time to time, in each case payable on the last Business Day of each month in arrears. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

     (c) The first sentence of Section 4(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

          (ii) until Borrower achieves EBIT greater than or equal to $5,000,000 for the twelve (12) month period ending on any testing date set forth in
     Section 14(b) of the Loan Agreement, and in no event earlier than March 31, 2004, two hundred (200) basis points in excess of the LIBOR Rate for the applicable Interest Period and after Borrower achieves EBIT greater than or equal to $5,000,000 for the twelve (12) month period ending on any testing date set forth in Section 14(b) of the Loan Agreement, one hundred seventy-five (175) basis points in excess of the LIBOR Rate for the applicable Interest Period, such rates to remain fixed for such Interest Period.

     (d) Section 14(b) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

          (b) EBIT. Borrower shall not permit EBIT for the twelve (12) month period ending on any date set forth below to be less than the amount set forth below for such period. In addition, Borrower shall not permit EBIT to be less than negative One Million Seven Hundred Thousand Dollars (-$1,700,000) for any single calendar quarter; provided that for the calendar quarter ending March 31, 2004 and all calendar quarters thereafter, Borrower shall not permit EBIT to be less

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     than negative One Million Dollars (-$1,000,000) for any single calendar quarter.


       Twelve Month Period Ending                           Amount
       --------------------------                           ------
       December 31, 2002                                  $1,500,000
       March 31, 2003                                     $1,000,000
       June 30, 2003                                      $1,000,000
       September 30, 2003                                 $1,500,000
       December 31, 2003                                  $4,000,000
       March 31, 2004 and each June 30,                   $5,000,000
         September 30, December 31 and March 31
         thereafter


     (e) Section 14(c) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

          (c) Capital Expenditure Limitations. Borrower and its Subsidiaries shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired would exceed $5,000,000 during any Fiscal Year, except for the Fiscal Year ending December 31, 2003, in which case such Capital Expenditures shall not exceed $6,000,000.

     2. Representations and Warranties of Borrower. Borrower represents and warrants that, as of the date hereof:

     (a) Borrower has the right and power and is duly authorized to enter into this Amendment and all other agreements executed in connection herewith;

     (b) After giving effect to this Amendment, no Event of Default or an event or condition which upon notice, lapse of time or both will constitute an Event of Default has occurred and is continuing;

     (c) The execution, delivery and performance by Borrower of this Amendment and the other agreements to which Borrower is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Certificate of Incorporation or By-Laws, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Borrower is a party, or which purports to be binding on Borrower or any of its properties; (iii) do not and will not, by lapse of time, the giving of

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notice or otherwise, contravene any governmental restriction to which Borrower or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of Borrower's properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which Borrower is a party or which purports to be binding on Borrower or any of its properties;

     (d) No consent, license, registration or approval of any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the other agreements executed by Borrower in connection herewith;

     (e) This Amendment and the other agreements executed by Borrower in connection herewith have been duly executed and delivered by Borrower and are enforceable against Borrower in accordance with their terms; and

     (f) All information, reports and other papers and data heretofore furnished to Agent by Borrower in connection with this Amendment, the Loan Agreement and Other Agreements are accurate and correct in all material respects and complete insofar as may be necessary to give Agent true and accurate knowledge of the subject matter thereof. Borrower has disclosed to Agent every fact of which it is aware which would reasonably be expected to materially and adversely affect the business, operations or financial condition of Borrower or the ability of Borrower to perform its obligations under this Amendment, the Loan Agreement or under any of the Other Agreements. None of the information furnished to Agent by or on behalf of Borrower contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.

     3. Conditions Precedent. The amendments to the Loan Agreement set forth in this Amendment shall become effective as of the date of this Amendment upon the occurrence of the following:

     (a) execution of the Amendment by all parties hereto;

     (b) execution of that certain Consent dated February 18, 2003 among Agent, Lenders and Borrower by all parties thereto.

     4. Fees and Expenses. Borrower agrees to pay all legal fees and other expenses, whether for in-house or outside counsel, incurred by Agent in connection with this Agreement and the transactions contemplated hereby.

     5. Loan Agreement Remains in Force. Except as specifically amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Agreement shall not be a waiver of any rights or remedies which Agent or Lenders have provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

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     6. Additional Documents. Upon the request of Agent, Borrower will cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances as Agent from time to time may reasonably request of Borrower for accomplishing the transaction referred to herein.

     7. No Novation. This Amendment and all other agreements executed by Borrower on the date hereof are not intended to nor shall be construed to create a novation or accord and satisfaction, and shall only be a modification and extension of the existing Liabilities of Borrower to Lenders.

     8. Entire Agreement. This Amendment and the other documents it refers to comprise the entire agreement relating to the subject matter they cover and supersede any and all prior written or oral agreements among Agent, Lenders and Borrower relating thereto.

     9. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Except as expressly provided for herein, the terms and conditions of the Loan Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, Borrower, Agent and Lenders have caused this Amendment to be duly executed by their proper duly authorized officers as of the day and year first set forth above.

                                       LASALLE BANK NATIONAL
                                       ASSOCIATION, as Agent and as a Lender


                                       By  /s/ Steven M. Marks
                                           ----------------------------------
                                       Its  First Vice President

                                       NATIONAL CITY BANK OF
                                       MICHIGAN/ILLINOIS, as a Lender


                                       By  /s/ Richard H. Ault
                                           ----------------------------------
                                       Its  Vice President

                                       US BANK, NATIONAL ASSOCIATION,
                                       successor by merger to
                                       Firstar Bank, N.A., as a Lender

                                       By  /s/ Timothy A. Fossa
                                           ----------------------------------
                                       Its  Vice President


                                       COBRA ELECTRONICS CORPORATION

                                       By  /s/ Michael Smith
                                           ----------------------------------
                                       Its  Senior Vice President and Chief
                                       Financial Officer

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